                                                                    EXHIBIT 99.4

                        PRO FORMA VALUATION UPDATE REPORT

                    PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

                               HOLDING COMPANY FOR
                             PRUDENTIAL SAVINGS BANK
                           PHILADELPHIA, PENNSYLVANIA

                                  DATED AS OF:
                                NOVEMBER 19, 2004

                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
Financial Services Industry Consultants

                                                               November 19, 2004

Board of Directors
Prudential Savings Bank
1834 West Oregon Avenue
Philadelphia, Pennsylvania 19145-4725

Members of the Board:

         At your request, we have completed and hereby provide an updated independent appraisal (the "Update") of Prudential Savings Bank (the "Bank") reflecting the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

         This Update is furnished pursuant to the conversion regulations promulgated by the Commonwealth of Pennsylvania Department of Banking (the "Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB"). This Update has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision ("OTS"), most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

         Our Original Appraisal report, dated August 20, 2004 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

         This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Prudential Savings Bank's financial condition, including financial data through September 30, 2004; (2) an updated comparison of Prudential Savings Bank's financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

Description of Plan of Stock Issuance

         The Board of Prudential Savings Bank (the "Bank") has adopted a plan of reorganization pursuant to which the Bank will reorganize into a mutual holding company structure. As part of the reorganization, the Bank will become a wholly-owned subsidiary of Prudential Bancorp, Inc.

--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS

Rosslyn Center                                       Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                    Fax No.:  (703) 528-1788
Arlington, VA  22209                             Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                              E-Mail:  mail@rpfinancial.com

Board of Directors
November 19, 2004
Page 2

of Pennsylvania (the "Company"), a Pennsylvania corporation. Concurrently, the Company will issue the 55% majority of its common stock to Prudential Mutual Holding Company (the "MHC"), a Pennsylvania-chartered mutual holding company, and sell the 45% minority of its common stock to the public the "Minority Stock Issuance"). It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the remaining shares may be offered for sale in a direct community offering.

Limiting Factors and Considerations

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

         RP Financial's valuation herein was determined based on the financial condition and operations of the Bank as of September 30, 2004, the date of the financial data included in the regulatory applications and prospectus, and stock market conditions as of November 19, 2004.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

         The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Board of Directors
November 19, 2004
Page 3

Discussion of Relevant Considerations

    1.   Financial Results

         Following the preparation of the Original Appraisal, September 30, 2004 financial data became available in the Bank's amended prospectus. Table 1 presents summary balance sheet and income statement data through September 30, 2004, as well as comparable data for the period ending June 30, 2004, as set forth in the Original Appraisal.

                  Growth Trends

                  The Bank's total assets decreased by approximately $3.0 million over the three months ended September 30, 2004, as cash and investments declined to a greater extent than the interim growth in loans. Specifically, cash and investments declined $9.3 million during the quarter as the balance of loans receivable increased by approximately $6.2 million. Declining cash balances funded deposit outflows of $3.9 million. Equity increased from June 30, 2004 to September 30, 2004, primarily as a result of interim earnings retained.

                  Loan Receivable

                  Loans receivable increased from $145.4 million, as of June 30, 2004, to $151.6 million, as of September 30, 2004, and the proportion to total assets increased slightly as total assets declined over the same period. The recent growth in the portfolio reflects continued strengthened loan origination activity coupled with diminished prepayment rates. Furthermore, recent growth is reflective of the Bank's increased emphasis on construction lending which has included some relatively larger project loans.

                  Cash, Investments and Mortgage-Backed Securities

                  The balance of cash, investments and mortgage-backed securities ("MBS") decreased modestly overall during the three months ended September 30, 2004, to equal $246.6 million, or 60.7% of total assets. The majority of the Bank's investment securities are classified held to maturity ("HTM").

                  Funding Structure

                  Deposit balances decreased by $4.0 million over the three months ended September 30, 2004, to equal $349.2 million, or 85.9% of total assets, with reduction largely funded out of available cash balances. Federal Home Loan Bank ("FHLB") advances remained relatively unchanged over the quarter at approximately $13.9 million, or 3.41% of total assets.

                  Equity

                  Total equity increased by nearly $789,000 over the three months ended September 30, 2004 to $39.1 million, or 9.62% of total assets, which is primarily reflective of interim earnings retained. It is important to note that $114.8 million of investment securities and $80.9 million of MBS, collectively representing 48% assets, are designated HTM and thus changes in interest rates do not have an impact on equity.

Board of Directors
November 19, 2004
Page 4

                                     Table 1
                             Prudential Savings Bank
                              Recent Financial Data

                                         At June 30, 2004                At September 30, 2004
                                      ----------------------           --------------------------
                                                     % of                                % of
                                       Amount        Assets              Amount          Assets
                                      --------     ---------           ---------       --------
                                       ($000)         (%)                ($000)           (%)
Balance Sheet Data
  Assets                              $409,606      100.00%            $406,638        100.00%
  Cash and cash equivalents             19,992        4.88%              10,061          2.47%
  Investment securities - HTM          111,340       27.18%             114,806         28.23%
  Investment securities - AFS           40,176        9.81%              40,287          9.91%
  Mortgage-backed securities - HTM      83,887       20.48%              80,932         19.90%
  Loans receivable (net)               145,381       35.49%             151,565         37.27%
  Deposits                             353,128       86.21%             349,159         85.86%
  FHLB advances                         13,872        3.39%              13,862          3.41%
  Retained earnings                     38,310        9.35%              39,099          9.62%


                                                   12 Months Ended             12 Months Ended
                                                    June 30, 2004             September 30, 2004
                                              ------------------------     -------------------------
                                                             % of Avg.                     % of Avg.
                                                Amount        Assets        Amount          Assets
                                              ---------      ---------     ---------       ---------
                                                ($000)          (%)          ($000)          (%)
Summary Income Statement

Interest Income                               $ 19,078         4.74%       $ 19,513          4.81%
Interest Expense                                (9,131)       -2.27%         (9,002)        -2.22%
                                              --------        -----        --------         -----
  Net Interest Income                         $  9,947         2.47%       $ 10,511          2.59%
Provision for Loan Losses                          (85)       -0.02%            (50)        -0.01%
                                              --------        -----        --------         -----
  Net Interest Income after Provisions        $  9,862         2.45%       $ 10,461          2.58%

Other Operating Income                             673         0.17%            581          0.14%
Operating Expense                               (6,620)       -1.64%         (7,069)        -1.74%
                                              --------        -----        --------         -----
  Net Operating Income                        $  3,915         1.05%       $  3,973          0.98%

Net Non-Operating Income/(Expense)                (346)       -0.09%           (254)        -0.06%
                                              --------        -----        --------         -----
  Net Income Before Tax                       $  3,569         0.89%       $  3,719          0.92%
Income Taxes                                    (1,233)       -0.31%         (1,246)        -0.31%
                                              --------        -----        --------         -----
 Net Income (Loss)                            $  2,336         0.58%       $  2,473          0.61%

Plus: Non-Recurring Expense                        346         0.09%            254          0.06%
Tax Effect (1)                                    (144)       -0.04%           (106)        -0.03%
                                              --------        -----        --------         -----
  Estimated Core Net Income                   $  2,538         0.63%       $  2,621          0.64%

(1) Reflects a 41.6% effective tax rate.

Source: Prudential Savings Bank's audited and unaudited financial statements and RP Financial calculations.

Board of Directors
November 19, 2004
Page 5

                  Income and Expense Trends

                  The Bank's net income for the 12 months ended September 30, 2004 approximated $2.5 million, which is modestly above the $2.3 million level reported for the 12 months ended June 30, 2004 (see Table 1). The modest earnings growth is attributable to growth in the level of net interest income, despite the recent decline in interest earning assets, which was partially offset by higher operating expenses.

                  Net Interest Income

                  The Bank's net interest income increased modestly, as the Bank benefited from a modest improvement in its spreads. For the 12 months ended September 30, 2004, the Bank's net interest income totaled $10.5 million (2.59% of average assets), which reflects a modest increase from a level of $9.9 million (2.47% of average assets), reported for the 12 months ended June 30, 2004.

                  Loan Loss Provisions

                  Provision for loan losses decreased by $35,000, to equal $50,000 for the 12 months ended September 30, 2004. Provisions for loan losses have typically been limited, reflecting the Bank's relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Bank's local market area.

                  Non-Interest Income

                  Non-interest income for the most recent 12 months remained substantially declined to $581,000, or 0.14% of average assets. The limited level of non-interest income is attributable to the limited lending activity and the relatively modest balance of fee generating checking accounts.

                  Operating Expenses

                  The Bank's operating expenses increased by $449,000 to equal $7.1 million for the most recent 12 months, or 1.74% of average assets, which is partially attributable to higher compensation and benefits expense. In this regard, the Bank's defined benefit pension plan is underfunded by approximately $923,000 and the recent increase in compensation expense reflects the Bank's efforts to reduce the underfunding.

                  Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

                  Non-Operating Income/Expense

                  Net non-operating income (expense) continued to have a limited impact on overall profitability. For the 12 months ended September 30, 2004, net non-operating expenses totaled $254,000, and consisted solely of provisions for litigation expenses, net of anticipated recoveries negotiated with its insurance carrier. By comparison, net non-operating expenses totaled $346,000 for the 12 months ended June 30, 2004.

Board of Directors
November 19, 2004
Page 6

                  Taxes

                  The Bank's effective tax rate approximated 33.5% for the 12 months ended September 30, 2004, in comparison to the 34.5% effective tax rate for the 12 months ended June 30, 2004.

                  Efficiency Ratio

                  The Bank's efficiency ratio increased modestly from 62.33% for the 12 months ended June 30, 2004, to 63.73% for the 12 months ended September 30, 2004. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.

    3. Peer Group Financial Comparisons

         Tables 2 and 3 present the most updated financial characteristics and operating results available for Bank, the Peer Group and all publicly-traded savings institutions. The Peer Group has been modified to exclude Rome Bancorp, Inc. of New York due to the recent announcement of its intent to complete a second step conversion, which has impacted its pricing ratios.

                  Financial Condition

                  In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios examined in the Original Appraisal analysis (see Table 3). Relative to the Peer Group, the Bank's interest-earning asset composition continued to reflect a lower ratio of loans to assets (37.3% of assets for the Bank versus 56.4% for the Peer Group) and a correspondingly higher level of cash, MBS and investments (63.0% for the Bank versus 38.3% for the Peer Group). The Bank's lower ratio of loans reflects more limited internal loan origination activity, the presence in South Philadelphia where mortgage loan demand is weak, heavy refinancing activity and a limited willingness in the current interest rate environment to originate low fixed rate mortgage loans for portfolio.

                  The Bank's funding composition continued to reflect a higher proportion of deposits in comparison to the Peer Group (85.9% of assets for the Bank versus 75.6% of assets for the Peer Group). As a result of its greater reliance on deposits to fund operations, borrowed funds are comparatively lower for the Bank (3.4% versus 10.9% for the Peer Group on average).

                  The Bank's net worth ratio of 9.6% of assets continues to fall below the Peer Group's ratio, equal to 12.0%; however, with the addition of offering proceeds, the pro forma capital position will equal or exceed the Peer Group's ratio. The increased equity is anticipated to enhance the Bank's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Bank's return on equity ("ROE"), based on both reported and core earnings. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Bank's cushion over capital requirements will be enhanced.

                  The growth rate section of Table 3 shows annual growth rates for key balance sheet items for the 12 months ended September 30, 2004, for the Bank, and the most recent 12 month

Board of Directors
November 19, 2004
Page 7

                                    Table 2
                   Balance Sheet Composition and Growth Rates
                        Comparable Institution Analysis
                            As of September 30, 2004

                                                                       Balance Sheet as a Percent of Assets
                                           ----------------------------------------------------------------------------------------
                                             Cash &     MBS &                  Borrowed  Subd.  Net    Goodwill Tng Net    MEMO:
                                           Equivalents Invest  Loans Deposits    Funds   Debt  Worth  & Intang  Worth    Pref. Stock
                                           ----------- ------  ----- --------  --------  ----  -----  --------- ------- ------------
Prudential Savings Bank
  September 30, 2004                          2.5%     60.5%   37.3%  85.9%       3.4%    0.0%  9.6%    0.0%       9.6%    0.0%

All Public Companies                          4.2%     23.6%   67.5%  66.3%      20.9%    0.7% 10.7%    0.8%       9.9%    0.0%
State of PA                                   3.2%     41.5%   50.5%  62.7%      26.9%    1.1%  8.4%    1.0%       7.4%    0.0%
Comparable Group Average                      5.5%     32.8%   56.4%  75.6%      10.9%    0.5% 12.0%    0.7%      11.3%    0.0%
   Mid-Atlantic Companies                     4.4%     32.2%   57.4%  74.9%      12.9%    0.8% 10.5%    0.8%       9.7%    0.0%
   Midwest Companies                          8.7%     29.5%   57.8%  77.0%       6.5%    0.0% 15.0%    0.6%      14.4%    0.0%
   Other Comparative Companies                5.1%     43.3%   47.1%  76.9%       7.7%    0.0% 14.7%    0.0%      14.7%    0.0%

Comparable Group

Mid-Atlantic Companies
ALLB     Alliance Bank MHC of PA (20.0)(1)    6.7%     33.6%   54.0%  74.0%      16.1%    0.0%  9.2%    0.0%       9.2%    0.0%
BCSB     BCSB Bankcorp MHC of MD (36.4)(1)    2.2%     44.5%   48.9%  77.6%      13.2%    3.1%  5.4%    0.4%       5.0%    0.0%
GOV      Gouverneur Bcp MHC of NY(42.5)(1)    2.9%     15.1%   75.9%  61.7%      18.4%    0.0% 18.2%    0.0%      18.2%    0.0%
GCBC     Green Co Bcrp MHC of NY (43.9)       6.4%     37.0%   53.9%  86.0%       2.6%    0.0% 10.9%    0.0%      10.9%    0.0%
ONFC     Oneida Fincl MHC of NY (42.4)        3.0%     37.4%   49.9%  71.7%      15.3%    0.0% 12.1%    3.1%       9.0%    0.0%
PBHC     Pathfinder BC MHC of NY (35.3)       5.4%     25.3%   61.8%  78.1%      11.7%    1.7%  7.2%    1.5%       5.8%    0.0%

Midwest Companies
JXSB     Jcksnville Bcp MHC of IL(46.8)       2.8%     43.1%   48.2%  87.0%       3.6%    0.0%  8.0%    1.2%       6.8%    0.0%
WCFB     Wbstr Cty Fed MHC of IA (39.0)      14.7%     15.9%   67.4%  67.0%       9.4%    0.0% 22.0%    0.1%      21.9%    0.0%

New England Companies
WFD      Westfield Finl MHC of MA(46.5)       5.1%     43.3%   47.1%  76.9%       7.7%    0.0% 14.7%    0.0%      14.7%    0.0%

                                                                Balance Sheet Annual Growth Rates
                                             -------------------------------------------------------------------------
                                                        MBS, Cash &                       Borrows.    Net      Tng Net
                                             Assets    Investments    Loans    Deposits   &Subdebt   Worth      Worth
                                             -------   ------------   ------   --------   --------   ------    ------
Prudential Savings Bank
  September 30, 2004                           2.73%      -1.83%       9.89%     2.46%     -0.27%     6.98%      6.98%

All Public Companies                          12.67%       3.54%      14.02%     8.65%     17.65%     3.31%      2.86%
State of PA                                   10.53%       9.39%      10.30%     4.03%     22.64%     1.28%      4.48%
Comparable Group Average                       3.87%       0.26%       5.49%     2.18%     12.45%     0.44%      0.67%
   Mid-Atlantic Companies                      7.14%       3.92%       7.59%     5.57%      4.93%     0.87%      0.99%
   Midwest Companies                          -2.64%      -4.85%      -2.12%    -3.61%     -2.53%     2.42%      3.08%
   Other Comparative Companies                -2.69%     -11.51%       8.12%    -6.51%     80.01%    -6.10%     -6.10%

Comparable Group

Mid-Atlantic Companies
ALLB     Alliance Bank MHC of PA (20.0)(1)    -0.47%     -12.36%       8.30%    -0.62%     -0.01%     0.01%      0.01%
BCSB     BCSB Bankcorp MHC of MD (36.4)(1)    17.23%      40.36%      -1.96%     6.31%      N.M.    -12.42%    -13.07%
GOV      Gouverneur Bcp MHC of NY(42.5)(1)    10.36%     -34.53%      24.94%     6.31%     47.54%     1.66%      1.66%
GCBC     Green Co Bcrp MHC of NY (43.9)        9.73%       3.88%      14.45%    10.71%     -6.25%     7.22%      7.22%
ONFC     Oneida Fincl MHC of NY (42.4)         0.56%      -4.54%       4.70%    -0.94%      2.45%     6.01%      5.30%
PBHC     Pathfinder BC MHC of NY (35.3)        5.41%      30.75%      -4.87%    11.62%    -19.07%     2.71%      4.82%

Midwest Companies
JXSB     Jcksnville Bcp MHC of IL(46.8)       -2.62%       1.91%      -6.28%    -3.05%     -5.05%     4.29%      5.56%
WCFB     Wbstr Cty Fed MHC of IA (39.0)       -2.66%     -11.62%       2.04%    -4.17%      0.00%     0.56%      0.60%

New England Companies
WFD      Westfield Finl MHC of MA(46.5)       -2.69%     -11.51%       8.12%    -6.51%     80.01%    -6.10%     -6.10%


                                                   Regulatory Capital
                                               -----------------------------
                                               Tangible    Core     Reg. Cap.
                                               --------   ------    ---------
Prudential Savings Bank
  September 30, 2004                             9.39%     9.39%    25.22%

All Public Companies                             9.01%     8.98%    16.07%
State of PA                                      8.88%     8.59%    17.05%
Comparable Group Average                        11.97%    10.68%    20.02%
   Mid-Atlantic Companies                       11.07%    10.66%    19.63%
   Midwest Companies                              N.M.     6.76%    13.77%
   Other Comparative Companies                  14.67%    14.67%    27.85%

Comparable Group

Mid-Atlantic Companies
ALLB     Alliance Bank MHC of PA (20.0)(1)        N.M.     9.40%    16.98%
BCSB     BCSB Bankcorp MHC of MD (36.4)(1)       7.21%     7.21%    15.24%
GOV      Gouverneur Bcp MHC of NY(42.5)(1)      17.70%    17.70%    32.02%
GCBC     Green Co Bcrp MHC of NY (43.9)           N.M.      N.M.      N.M.
ONFC     Oneida Fincl MHC of NY (42.4)           8.31%     8.31%    14.26%
PBHC     Pathfinder BC MHC of NY (35.3)           N.M.      N.M.      N.M.

Midwest Companies
JXSB     Jcksnville Bcp MHC of IL(46.8)           N.M.     6.76%    13.77%
WCFB     Wbstr Cty Fed MHC of IA (39.0)           N.M.      N.M.      N.M.

New England Companies
WFD      Westfield Finl MHC of MA(46.5)         14.67%    14.67%    27.85%

(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Board of Directors
November 19, 2004
Page 8

                                     Table 3
         Income as Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                 For the Twelve Months Ended September 30, 2004

                                                   Net Interest Income                   Other Income                G&A/Other Exp.
                                               -----------------------------          -------------------          -----------------
                                                                       Loss    NII                         Total
                                        Net                           Provis. After   Loan   R.E.  Other   Other     G&A    Goodwill
                                       Income  Income  Expense  NII   on IEA  Provis. Fees  Oper.  Income  Income  Expense   Amort.
                                       ------  ------  -------  ---   ------  ------  ----  -----  ------  ------  -------  --------
Prudential Savings Bank
  September 30, 2004                    0.61%   4.81%   2.22%   2.59%  0.01%   2.58%  0.00%  0.00%  0.14%   0.14%   1.74%     0.00%

All Public Companies                    0.78%   5.04%   1.97%   3.06%  0.13%   2.93%  0.05%  0.00%  0.66%   0.71%   2.54%     0.02%
State of PA                             0.64%   4.57%   2.17%   2.40%  0.07%   2.33%  0.01%  0.00%  0.49%   0.50%   1.94%     0.04%
Comparable Group Average                0.68%   4.91%   1.78%   3.13%  0.11%   3.02%  0.03%  0.00%  0.70%   0.73%   2.84%     0.02%
   Mid-Atlantic Companies               0.67%   5.00%   1.82%   3.18%  0.11%   3.08%  0.02%  0.00%  0.84%   0.86%   3.08%     0.02%
   Midwest Companies                    0.69%   5.07%   1.91%   3.16%  0.13%   3.03%  0.06%  0.00%  0.49%   0.55%   2.51%     0.02%
   Other Comparative Companies          0.74%   4.05%   1.32%   2.73%  0.09%   2.64%  0.01%  0.00%  0.34%   0.35%   2.07%     0.00%

Comparable Group

Mid-Atlantic Companies
ALLB Alliance Bank MHC of PA (20.0)(1)  0.63%   5.23%   2.09%   3.14%  0.10%   3.03%  0.01%  0.02%  0.32%   0.35%   2.71%     0.00%
BCSB BCSB Bankcorp MHC of MD (36.4)(1)  0.09%   4.55%   2.30%   2.25%  0.07%   2.17%  0.03% -0.01%  0.22%   0.24%   2.31%     0.01%
GOV  Gouverneur Bcp MHC of NY(42.5)(1)  0.89%   5.65%   1.77%   3.89%  0.11%   3.78%  0.00% -0.03%  0.41%   0.39%   2.80%     0.00%
GCBC Green Co Bcrp MHC of NY (43.9)     1.10%   4.96%   1.20%   3.77%  0.04%   3.73%  0.00%  0.00%  0.98%   0.98%   3.13%     0.00%
ONFC Oneida Fincl MHC of NY (42.4)      0.78%   4.60%   1.63%   2.97%  0.13%   2.83%  0.00%  0.00%  2.55%   2.55%   4.48%     0.03%
PBHC Pathfinder BC MHC of NY (35.3)     0.52%   4.99%   1.90%   3.10%  0.18%   2.92%  0.10%  0.03%  0.53%   0.65%   3.03%     0.08%

Midwest Companies
JXSB Jcksnville Bcp MHC of IL(46.8)     0.30%   4.72%   1.82%   2.89%  0.27%   2.63%  0.11%  0.01%  0.65%   0.77%   2.93%     0.03%
WCFB Wbstr Cty Fed MHC of IA (39.0)     1.07%   5.42%   1.99%   3.43%  0.00%   3.43%  0.00% -0.01%  0.34%   0.33%   2.08%     0.01%

New England Companies
WFD Westfield Finl MHC of MA(46.5)      0.74%   4.05%   1.32%   2.73%  0.09%   2.64%  0.01%  0.00%  0.34%   0.35%   2.07%     0.00%

                                       Non-Op. Items      Yields, Costs, and Spreads
                                       --------------  -----------------------------
                                                                                        MEMO:     MEMO:
                                        Net   Extrao.    Yield      Cost    Yld-Cost  Assets/   Effective
                                       Gains   Items   On Assets  Of Funds   Spread   FTE Emp.  Tax Rate
                                       -----  -------  ---------  --------  --------  --------  --------
Prudential Savings Bank
  September 30, 2004                   -0.06%  0.00%     4.97%      2.48%     2.49%   $  5,727   33.50%

All Public Companies                    0.09%  0.01%     5.17%      2.21%     2.97%   $  5,343   33.96%
State of PA                            -0.01%  0.00%     4.85%      2.41%     2.44%   $  5,543   28.66%
Comparable Group Average                0.07%  0.00%     5.19%      2.07%     3.12%   $  3,633   26.23%
   Mid-Atlantic Companies               0.08%  0.00%     5.28%      2.06%     3.22%   $  3,549   22.27%
   Midwest Companies                    0.02%  0.00%     5.27%      2.30%     2.98%   $  3,088   36.53%
   Other Comparative Companies          0.13%  0.00%     4.48%      1.66%     2.82%   $  5,225   29.37%

Comparable Group

Mid-Atlantic Companies
ALLB Alliance Bank MHC of PA (20.0)(1)  0.01%  0.00%     5.52%      2.33%     3.20%   $  4,845    7.00%
BCSB BCSB Bankcorp MHC of MD (36.4)(1)  0.01%  0.00%     4.72%      2.53%     2.19%   $  4,285    8.73%
GOV  Gouverneur Bcp MHC of NY(42.5)(1)  0.07%  0.00%     5.92%      2.23%     3.68%   $  3,162   37.82%
GCBC Green Co Bcrp MHC of NY (43.9)    -0.01%  0.00%     5.10%      1.35%     3.75%   $  3,163   28.35%
ONFC Oneida Fincl MHC of NY (42.4)      0.17%  0.00%     5.09%      1.87%     3.22%   $  2,926   25.22%
PBHC Pathfinder BC MHC of NY (35.3)     0.24%  0.00%     5.33%      2.06%     3.28%   $  2,914   26.49%

Midwest Companies
JXSB Jcksnville Bcp MHC of IL(46.8)     0.05%  0.00%     5.01%      2.01%     3.01%   $  2,201   37.10%
WCFB Wbstr Cty Fed MHC of IA (39.0)     0.00%  0.00%     5.53%      2.59%     2.94%   $  3,976   35.95%

New England Companies
WFD Westfield Finl MHC of MA(46.5)      0.13%  0.00%     4.48%      1.66%     2.82%   $  5,225   29.37%

(1) Financial information is for the quarter ending June 30, 2004.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

Board of Directors
November 19, 2004
Page 9

period available for the Peer Group. Overall asset growth continues to be comparatively modest for both the Bank and the Peer Group, equal to 2.73% and 3.87%, respectively. Loan growth was comparatively higher for the Bank (9.89% versus 5.49% for the Peer Group). Deposit growth approximated the Peer Group average while the Peer Group increased their utilization of borrowings at a more rapid pace.

            The Bank's equity increased at a 6.98% rate, versus 0.44% shrinkage for the Peer Group. Shrinkage in the Peer Group's equity, notwithstanding comparable profitability, reflects their respective dividend and capital management strategies.

            Income and Expense Trends

            The Bank and the Peer Group reported profitability ratios of 0.61% and 0.68%, respectively, for the most recent 12 month period (see Table 3). The Bank's lower profitability reflects a comparatively lower net interest income ratio, lower non-interest income ratio, and a higher tax rate, despite the advantage of a lower operating expense ratio.

            The Bank's net interest income ratio of 2.59% of average assets remains below the Peer Group average of 3.13%. As discussed in the Original Appraisal, the Bank's lower interest income ratio was the result of its lower yield on interest-earning assets (4.97% versus 5.20% for the Peer Group), reflecting its comparatively lower loan portfolio to total assets and more limited investment in higher yielding commercial mortgage and business loans. The Bank's higher interest expense ratio of 2.22%, versus 1.78% for the Peer Group, reflects the Bank's more competitive rate offerings, despite lower utilization of borrowings, and higher proportion of transaction accounts.

            Non-interest operating income remains a lower contributor to the Bank's earnings relative to the Peer Group, at 0.14% and 0.73%, respectively, reflecting the Bank's more limited revenue diversification and lower loan origination volume.

            The Bank continues to maintain a lower operating expense ratio than the Peer Group, reflecting lesser origination volume, more limited products and services, higher proportion of assets in investments and MBS, and a larger average branch deposit balance. The low cost structure of the Bank's operations is further evidenced by the assets per employee data. Assets per full time equivalent employee equaled $5.7 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. Overall, the operating expense ratios for the Bank and the Peer Group were 1.74% and 2.84%, respectively. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans and public company expenses. Intangible assets amortization was nominal for the Peer Group, and the Bank had no amortizing intangible assets.

            The Bank's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 63.7% remains more favorable than the Peer Group's ratio of 74.1%. On a post-offering basis, the Bank's efficiency ratio may improve marginally. Thus, the Bank's efficiency ratio is expected to remain at an advantage.

            While loan loss provisions for the Bank and the Peer Group were limited, the Bank's ratio was more favorable at 0.01%, versus 0.11% of average assets for the Peer Group.

Board of Directors
November 19, 2004
Page 10

            Non-operating expense of 0.06% of average assets for the Bank based on updated financial data consisted primarily of litigation reserve expenses, partially offset by gains on the sale of loans. The Peer Group reported net non-operating income equal to 0.07% of average assets, which was largely comprised of gains on the sale of loans and investments. The non-operating expense reported by the Bank is expected to be a one-time non-recurring event. Similarly, the gains reported by the Peer Group are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income and will be excluded from the calculation of the valuation earnings base.

            The Bank's effective tax rate of 33.50% remains above the Peer Group's average tax rate of 26.23% based on updated financial data. The Bank expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2004, and thus remain at a comparative disadvantage relative to the Peer Group.

      3. Stock Market Conditions

            Since the date of the Original Appraisal, the performance of the overall stock market has been positive. After the DJIA closed at a two month high in early-September on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September. Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a five month high. As an indication of the general trends in the nation's stock markets over the past year, as of November 19, 2004, the DJIA closed at 10456.91, or 3.4% higher since the date of the Original Appraisal, while the NASDAQ closed at 2070.63, or 12.7% higher since the date of the Original Appraisal, while the Standard & Poors 500 index had increase by 6.6% over the corresponding time frame.

            Stock market activity for thrift issues has also been generally positive since the date of the Original Appraisal. Thrift stocks sustained a positive trend in early September, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. On November 19, 2004, the SNL Index for all publicly-traded thrifts closed at 1546.0, an increase of 6.4% since the date of the Original Appraisal, while the SNL MHC Index closed at 2907.4, which translated into a 12.3% increase since the date of the Original Appraisal. These indices are

Board of Directors
November 19, 2004
Page 11

weighted by market capitalization of the underlying members of the indices, thus changes in market capitalization of large cap thrifts will have a greater impact on the index values.

            Similar to the performance of the SNL Index for all publicly-traded thrifts, the updated pricing measures for the Peer Group and all publicly-traded thrifts increased since the date of the Original Appraisal. The Peer Group's updated pricing measures continued to reflect similar P/E multiples and higher P/B ratios than indicated for the comparable averages for all publicly-traded thrifts. Since the date of the Original Appraisal, seven out of the remaining nine Peer Group companies were trading at higher prices as of November 19, 2004. A comparative pricing analysis of all publicly-traded thrifts, the Peer Group and recent conversions is shown in the following table, based on market prices as of August 20, 2004 and November 19, 2004.

            The updated market prices and pricing ratios for the Peer Group and all publicly-traded thrifts reflects an increase since the date of the First Update. The P/B and P/TB ratios on a fully converted basis have increased in a range of 3%, which is comparable to the increase in the fully converted pro forma P/E multiple based on reported earnings. On a reported basis, the P/B ratios of the Peer Group companies have increased by approximately 5% while the core P/E multiple has increased by 4%. Over the corresponding time frame, the SNL Thrift Index has increased by 6% while the MHC index has increased by 12% (see Table 4).

            As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Board of Directors
November 19, 2004
Page 12

                                     Table 4
                         Average Pricing Characteristics

                                                             At August 20,         At November 19,        Percent
                                                               2004 (1)                 2004              Change
                                                               --------                 ----              ------
Peer Group (Fully Converted Basis)
Price/Earnings (x)                                               29.23x                 30.08x              2.9%
Price/Core Earnings (x)                                          32.72                  32.73               0.0
Price/Book (%)                                                   96.70%                 99.64%              3.0
Price/Tangible Book (%)                                         101.09                 103.82               2.7
Price/Assets (%)                                                 20.65                  21.89               6.0
Price/Share ($) (2)                                                ---                    ---               9.4
Market Capitalization (2)                                          ---                    ---               9.4

Peer Group (Reported MHC Basis)
Price/Earnings (x)                                               35.27x                 35.59x              0.1%
Price/Core Earnings (x)                                          37.60                  39.19               4.2
Price/Book (%)                                                  202.99%                213.61%              5.2
Price/Tangible Book (%)                                         220.94                 231.82               4.9
Price/Assets (%)                                                 23.63                  25.07               6.1

All Publicly-Traded Thrifts
Price/Earnings (x)                                               17.37x                 18.45x              6.2%
Price/Core Earnings (x)                                          19.27                  19.91               3.3
Price/Book (%)                                                  156.40%                163.04%              4.2
Price/Tangible Book (%)                                         170.19                 177.19               4.1
Price/Assets (%)                                                 16.58                  17.84               7.6

Other
SNL Thrift Index                                                1453.1                 1546.0               6.4%
SNL MHC Index                                                   2589.3                 2907.4              12.3%

(1) Excludes Rome Bancorp from the Peer Group averages owing to its elimination from the Peer Group following the announcement of its intent to complete a second step conversion.

(2)   Reflects the median percentage change.

            As shown in Table 5, one standard conversion offering and four MHC offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. All four of the MHC offerings were oversubscribed. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 87.7% and a pro forma core P/E multiple of 44.4 times. On average, the prices of the recent MHC offerings reflected price appreciation of 12.0% after the first week of trading and 9.4% based on the median.

RP Financial, LC.

                                     TABLE 5
                 PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)

                                                                      Pre-Conversion Data
                                                                      -------------------
                  Institutional Information                     Financial Info.  Asset Quality      Offering Information
                  -------------------------                     ---------------  -------------      --------------------
                                      Conversion                        Equity/  NPAs/   Res.   Gross      %     % of  Exp./
Institution                       ST.    Date      Ticker       Assets  Assets   Assets  Cov.   Proc.   Offered  Mid.  Proc.
-----------                       ---    ----      ------       ------  ------   ------  ----   -----   -------  ----  -----
                                                                ($Mil)    (%)     (%)    (%)   ($Mil.)    (%)    (%)    (%)
                                                                ------    ---     ---    ---   -------    ---    ---    ---
SECOND STEP CONVERSIONS
Roebling Financial Corp.          NJ    10/1/04  RBLG-OTC BB     $  90   8.33%   0.21%   272%  $  9.1     54%    132%  5.4%

                         AVERAGES - SECOND STEP CONVERSIONS:     $  90   8.33%   0.21%   272%  $  9.1     54%    132%  5.4%
                          MEDIANS - SECOND STEP CONVERSIONS:     $  90   8.33%   0.21%   272%  $  9.1     54%    132%  5.4%

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*               CT    10/5/04  PSBH-NASDAQ     $ 279   8.36%   0.24%   196%  $ 30.9     45%    132%  2.7%
Atlantic Coast Federal Corp.* (9) GA    10/5/04  ACFC-NASDAQ     $ 580   7.77%   0.67%    96%  $ 58.2     40%    132%  2.4%
Naugatuck Valley Fin. Corp.       CT    10/1/04  NVSL-NASDAQ     $ 254   8.51%   0.39%   199%  $ 32.7     43%    132%  2.6%
SI Financial Group, Inc.          CT    10/1/04  SIFI-NASDAQ     $ 555   6.21%   0.33%   160%  $ 50.3     40%    132%  2.4%

           AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:        $ 417   7.71%   0.41%   163%  $ 43.0     42%    132%  2.5%
            MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:        $ 417   8.07%   0.36%   178%  $ 41.5     42%    132%  2.5%

                                 AVERAGES - ALL CONVERSIONS:     $ 351   7.84%   0.37%   185%  $ 36.2     44%    132%  3.1%
                                  MEDIANS - All CONVERSIONS:     $ 279   8.33%   0.33%   196%  $ 32.7     43%    132%  2.6%

                                                                Contribution to
                  Institutional Information                     Charitable Found.  Insider Purchases
                  -------------------------                     -----------------  -----------------
                                                                                  Benefit Plans
                                                                                  -------------         Initial
                                      Conversion                        % of            Recog.  Mgmt.&  Dividend
Institution                       ST.    Date      Ticker        Form   Offering   ESOP  Plans   Dirs.    Yield
-----------                       ---    ----      ------        ----   --------   ----  -----   -----    -----
                                                                          (%)      (%)   (%)    (%)(2)    (%)
                                                                          ---      ---   ---    ------    ---
SECOND STEP CONVERSIONS
Roebling Financial Corp.          NJ    10/1/04  RBLG-OTC BB     N.A      N.A     8.0%   4.0%    11.8%   0.00%

                         AVERAGES - SECOND STEP CONVERSIONS:     NA       NA      8.0%   4.0%    11.8%   0.00%
                          MEDIANS - SECOND STEP CONVERSIONS:     NA       NA      8.0%   4.0%    11.8%   0.00%

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*               CT    10/5/04  PSBH-NASDAQ    Stock     4.0%    8.0%   4.0%     8.0%   0.00%
Atlantic Coast Federal Corp.* (9) GA    10/5/04  ACFC-NASDAQ     N.A      N.A     8.0%   4.0%     6.1%   0.00%
Naugatuck Valley Fin. Corp.       CT    10/1/04  NVSL-NASDAQ    Stock     4.7%    9.1%   4.6%     2.4%   0.00%
SI Financial Group, Inc.          CT    10/1/04  SIFI-NASDAQ    Stock     5.0%    9.8%   4.9%     2.4%   0.00%

           AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:        NA       NA      8.7%   4.4%     4.7%   0.00%
            MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:        NA       NA      8.6%   4.3%     4.2%   0.00%

                                 AVERAGES - ALL CONVERSIONS:     NA       NA      8.6%   4.3%     6.1%   0.00%
                                  MEDIANS - All CONVERSIONS:     NA       NA      8.0%   4.0%     6.1%   0.00%

                                                                              Pro Forma Data
                                                                              --------------
                  Institutional Information                       Pricing Ratios(3)   Financial Charac.
                  -------------------------                       -----------------   -----------------
                                      Conversion                         Core         Core         Core   IPO
Institution                       ST.    Date      Ticker        P/TB    P/E   P/A    ROA   TE/A   ROE   Price
-----------                       ---    ----      ------        ----    ---   ---    ---   ----   ---   -----
                                                                 (%)     (x)   (%)    (%)    (%)    (%)    ($)
                                                                 ---     ---   ---    ---    ---    ---    ---
SECOND STEP CONVERSIONS
Roebling Financial Corp.          NJ    10/1/04  RBLG-OTC BB    112.3%  32.6x  17.3%  0.5%  15.4%  3.4%  $10.00

                         AVERAGES - SECOND STEP CONVERSIONS:    112.3%  32.6x  17.3%  0.5%  15.4%  3.4%  $10.00
                          MEDIANS - SECOND STEP CONVERSIONS:    112.3%  32.6x  17.3%  0.5%  15.4%  3.4%  $10.00

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*               CT    10/5/04  PSBH-NASDAQ     85.2%  40.9x  20.6%  0.5%  16.4%  3.2%  $10.00
Atlantic Coast Federal Corp.* (9) GA    10/5/04  ACFC-NASDAQ     87.6%  43.9x  20.7%  0.6%  14.6%  3.9%  $10.00
Naugatuck Valley Fin. Corp.       CT    10/1/04  NVSL-NASDAQ     88.8%  49.6x  23.9%  0.6%  17.5%  3.2%  $10.00
SI Financial Group, Inc.          CT    10/1/04  SIFI-NASDAQ     89.3%  43.3x  19.0%  0.5%  12.8%  3.8%  $10.00

           AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:        87.7%  44.4x  21.1%  0.5%  15.3%  3.5%  $10.00
            MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:        88.2%  43.6x  20.6%  0.5%  15.5%  3.5%  $10.00

                                 AVERAGES - ALL CONVERSIONS:     92.7%  42.1x  20.3%  0.5%  15.4%  3.5%  $10.00
                                  MEDIANS - All CONVERSIONS:     88.8%  43.3x  20.6%  0.5%  15.4%  3.4%  $10.00

                                                                              Post-IPO Pricing Trends
                                                                              -----------------------
                  Institutional Information                                       Closing Price:
                  -------------------------                                       --------------
                                                                 First             After            After
                                      Conversion                 Trading     %     First     %      First      %
Institution                       ST.    Date       Ticker         Day    Change  Week(4)  Change  Month(5)  Change
-----------                       ---    ----       ------         ---    ------  -------  ------  --------  ------
                                                                  ($)       (%)     ($)     (%)      ($)      (%)
                                                                  ---       ---     ---     ---      ---      ---
SECOND STEP CONVERSIONS
Roebling Financial Corp.          NJ     10/1/04 RBLG-OTC BB     $ 9.90    -1.0%  $ 9.95    -0.5%   $ 9.20   -8.0%

                         AVERAGES - SECOND STEP CONVERSIONS:     $ 9.90    -1.0%  $ 9.95    -0.5%   $ 9.20   -8.0%
                          MEDIANS - SECOND STEP CONVERSIONS:     $ 9.90    -1.0%  $ 9.95    -0.5%   $ 9.20   -8.0%

MUTUAL HOLDING COMPANY CONVERSIONS
PSB Holdings, Inc.*               CT     10/5/04 PSBH-NASDAQ     $10.50     5.0%  $10.60     6.0%   $10.50    5.0%
Atlantic Coast Federal Corp.* (9) GA     10/5/04 ACFC-NASDAQ     $11.75    17.5%  $12.31    23.1%   $13.00   30.0%
Naugatuck Valley Fin. Corp.       CT     10/1/04 NVSL-NASDAQ     $10.80     8.0%  $10.81     8.1%   $10.80    8.0%
SI Financial Group, Inc.          CT     10/1/04 SIFI-NASDAQ     $11.20    12.0%  $11.06    10.6%   $11.03   10.3%

           AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:        $11.06    10.6%  $11.20    12.0%   $11.33   13.3%
            MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:        $11.00    10.0%  $10.94     9.4%   $10.92    9.2%

                                 AVERAGES - ALL CONVERSIONS:     $10.83     8.3%  $10.95     9.5%   $10.91    9.1%
                                  MEDIANS - All CONVERSIONS:     $10.80     8.0%  $10.81     8.1%   $10.80    8.0%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.

                                                               November 19, 2004

Board of Directors
November 19, 2004
Page 14

            The one second step offering completed during the last three months by Roebling Financial Corp. was completed at the supermaximum of the offering range, at a 112.3% pro forma P/TB and 32.6 times core earnings, and its price decreased by 0.5% after the first week of trading.

Valuation Approaches: Fully Converted Basis

      In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits 2 and 3). The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value, described in the Original Appraisal have not changed except as follows: (1) the reinvestment rate has been changed to 2.21% on a pre-tax basis, which is consistent with the reinvestment rate incorporated into the amended prospectus; (2) the valuation bases have been updated to incorporate the September 30, 2004 audited financial statements; and (3) the leveraged ESOP is being amortized into expense over 18 years.

      In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, we concluded that no adjustment for financial condition was necessary given the limited interim change for the Bank and the Peer Group. Likewise, we considered that the slight downward adjustment for profitability, growth and viability of earnings was appropriate given the limited interim change for the Bank and the Peer Group.

      In terms of other valuation adjustments relative to the Peer Group, there was no new information that would lead us to a different conclusion other than that reached in our Original Appraisal.

      The general market for thrift stocks has moved modestly higher since the date of the Original Appraisal, as indicated by the increases recorded in the SNL Index for all publicly-traded thrifts and SNL MHC Index for all publicly-traded MHCs. Specifically, the pricing ratios for all publicly-traded thrifts increased in a range of 3% to 8% while the SNL Thrift Index and the SNL MHC index increased by 6% and 12%, respectively. On a reported basis, the book value based pricing measures for the Peer Group (reported basis) increased by approximately 5% while the book value based pricing measures (fully converted basis) increased by approximately 3%. The earnings based pricing measures for the Peer Group reflected no change on a fully converted core basis and a 4% increase on a core reported basis. Thus, we believe the valuation adjustments applied in the Original Appraisal continue to be appropriate in this updated appraisal.

Board of Directors
November 19, 2004
Page 15

Key Valuation Parameters:                                    Valuation Adjustment
------------------------                                     --------------------
Financial Condition                                            No Adjustment
Profitability, Growth and Viability of Earnings                Slight Downward
Asset Growth                                                   No Adjustment
Primary Market Area                                            Slight Downward
Dividends                                                      Slight Downward
Liquidity of the Shares                                        No Adjustment
Marketing of the Issue                                         No Adjustment
Management                                                     No Adjustment
Effect of Government Regulations and Regulatory Reform         No Adjustment

      Based on the application of the three valuation approaches, incorporating the relative peer group valuation adjustments above, and primarily in consideration of the increase in the Peer Group's pricing ratios and updated financial data for the Bank, RP Financial concluded that, as of November 19, 2004, the pro forma market value of the Bank's full conversion offering equaled $95,000,000 at the midpoint, equal to 9,500,000 shares at $10.00 per share. The valuation reflects an approximate 15.2% increase relative to the midpoint pro forma value established in the Original Appraisal.

      1. P/E Approach. The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $2,473,000 for the 12 months ended September 30, 2004. In deriving the Bank's core earnings, the only adjustment made to reported earnings was to eliminate a non-recurring net litigation related expenses equal to $254,000 on a pre-tax basis. As shown below, on a tax effected basis assuming a marginal tax rate of 41.6%, the Bank's core earnings were determined to equal $2,621,000 for the 12 months ended September 30, 2004.

                                                                       Amount
                                                                       ------
                                                                       ($000)
Net income                                                             $2,473
Adjustment for non-recurring items(1)                                     148
                                                                       ------
  Core earnings estimate                                               $2,621

      (1) Non-recurring income of $254,000, tax effected at 41.6%.

      Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $95.0 million midpoint value equaled 33.63 times and 31.96 times, respectively, which reflects a premium of 11.8% relative to the Peer Group's average reported P/E multiples (fully-converted basis) of 30.08 times, and a discount of 2.4%

Board of Directors
November 19, 2004
Page 16

relative to the Peer Group's average P/E multiple of 32.73 times (see Table 6, excludes P/E ratios over 50 times). This compares to a 10.6% premium to the fully converted P/E multiple and a 12.6% discount to the core P/E multiple at the midpoint in the Original Appraisal. At the supermaximum of the range, the Bank's reported and core earnings multiples on a fully converted basis equaled
42.76 and 40.71 times, respectively, which reflects a 42.2% and 24.4% premium relative to the Peer Group averages.

      On a reported basis, the Bank's pro forma P/E multiples based on reported and core earnings equaled 36.12 and 34.20 times at the midpoint, respectively (see Table 7). At the supermaximum of the range, the Bank's reported and core earnings multiples based on the minority stock offering equaled 46.80 and 44.35 times, respectively. In comparison, the Peer Group average multiples based on reported and core earnings equaled 35.59 and 39.19 times, respectively.

      2. P/B Approach. The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Bank's pro forma book value (fully-converted basis). Based on the updated $95.0 million midpoint valuation (fully converted basis), the Bank's updated pro forma P/B and P/TB ratios both equaled 79.33% (since the Bank does not have intangible assets). This compares to 76.15% in the Original Appraisal. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 99.64% and 103.82%, the Bank's ratios reflected a discount of 20.4% on a P/B basis and a discount of 23.6% on a P/TB basis, which have diminished from the 23.3% and 26.2% discounts applied in the Original Appraisal. At the supermaximum of the valuation range, the Bank's pro forma P/B and P/TB ratios (fully-converted basis) have increased to 86.18%, indicating discounts of 13.5% and 17.0% relative to the comparative Peer Group average multiples.

      On a reported basis, the Bank's pro forma P/B and P/TB ratios equaled 126.27% at the midpoint, which reflects a discount from the Peer Group average on a reported basis of 40.9% to 45.5%, respectively. At the supermaximum of the range, the Bank's P/B and P/TB ratios equaled 144.02%, which reflects a 32.6% and 37.9% discount relative to the Peer Group average P/B and P/TB ratios.

      3. P/A Approach. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's value equaled 19.50% of pro forma fully converted assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.89%, which implies a discount of 10.9% to the Bank's pro forma P/A ratio (fully-converted basis). On a reported basis, the Peer Group companies exhibited an average P/A ratio of 25.07%, which implies a discount of 14.4% to the Bank's pro forma P/A ratio of 21.46%.

Board of Directors
November 19, 2004
Page 17

Valuation Conclusion

      Based on the foregoing, it is our opinion that, as of November 19, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $95,000,000 at the midpoint, equal to 9,500,000 shares offered at a per share value of $10.00. The updated valuation reflects an approximate 15.2% increase relative to the fully converted midpoint valuation established in the Original Appraisal.

      Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $80.8 million and a maximum value of $109.3 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,075,000 at the minimum and 10,925,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $125.6 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 12,563,750.

      The Bank has established a public offering range such that the public ownership of the Bank will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $36.3 million at the minimum, $42.8 million at the midpoint, $49.2 million at the maximum and $56.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3; the pro forma valuation calculations relative to the Peer Group based on MHC financials are shown in Table 7 and are detailed in Exhibits 4 and 5.

                                              Respectfully submitted,

                                              RP(R) FINANCIAL, LC.

                                              /s/ Ronald S. Riggins
                                              -------------------------------
                                              Ronald S. Riggins
                                              President and Managing Director

                                              /s/ James P. Hennessey
                                              -------------------------------
                                              James P. Hennessey
                                              Senior Vice President

Board of Directors
November 19, 2004
Page 18

                                     Table 6
        MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                   Prudential Savings Bank and the Comparables
                             As of November 19, 2004

                                                     Fully Converted
                                                      Implied Value                 Per Share(8)
                                                  ---------------------      -------------------------
                                                   Price/       Market       Core 12 Mo.   Book Value/
Financial Institution                             Share(1)       Value         EPS(2)         Share
---------------------                             --------       -----         ------         -----
                                                    ($)         ($Mil)          ($)            ($)
Prudential Savings Bank
  Superrange                                       $10.00       $125.64          $0.25        $11.60
  Maximum                                          $10.00       $109.25          $0.28        $12.07
  Midpoint                                         $10.00       $ 95.00          $0.31        $12.61
  Minimum                                          $10.00       $ 80.75          $0.36        $13.33

All Public Companies(7)
  Averages                                          22.42        387.60           1.00         14.04
  Medians                                             ---           ---            ---           ---

Publicly-Traded MHC Institutions, Full
  Conversion Basis
  Averages                                         $20.13       $ 86.46          $0.63        $20.14
  Medians                                              --            --             --            --

Publicly-Traded MHC Institutions, Full
  Conversion Basis
ALLB  Alliance Bank MHC of PA (20.0)                30.50        111.60           0.92         32.58
BCSB  BCSB Bankcorp MHC of MD (36.4)                16.70         98.51           0.20         15.98
GOV   Gouverneur Bcp MHC of NY(42.5)                16.25         37.10           0.44         15.85
GCBC  Green Co Bcrp MHC of NY (43.9)                32.90         67.64           1.66         30.94
JXSB  Jcksnville Bcp MHC of IL(46.8)                17.90         34.96           0.45         18.82
ONFC  Oneida Fincl MHC of NY (42.4)                 11.98         89.72           0.44         12.84
PBHC  Pathfinder BC MHC of NY (35.3)                17.70         43.33           0.53         18.50
WCFB  Wbstr Cty Fed MHC of IA (39.0)                12.25         46.21           0.37         12.45
WFD   Westfield Finl MHC of MA(46.5)                24.97        249.10           0.65         23.28

                                                                                                            Dividends(4)
                                                             Pricing Ratios(3)                    --------------------------
                                           ---------------------------------------------------    Amount/            Payout
Financial Institution                       P/E        P/B         P/A        P/TB      P/Core     Share   Yield    Ratio(5)
---------------------                       ---        ---         ---        ----      ------     -----   -----    --------
                                            (x)        (%)         (%)        (%)        (x)        ($)     (%)       (%)
Prudential Savings Bank
  Superrange                               42.76      86.18       24.48      86.18      40.71      $0.00   0.00%       0.00%
  Maximum                                  37.97      82.85       21.88      82.85      36.11      $0.00   0.00%       0.00%
  Midpoint                                 33.63      79.33       19.50      79.33      31.96      $0.00   0.00%       0.00%
  Minimum                                  29.13      75.02       16.99      75.02      27.65      $0.00   0.00%       0.00%

All Public Companies(7)
  Averages                                 18.45     163.04       17.84     177.19      19.91       0.47   2.09       35.27
  Medians                                  17.39     153.06       15.41     166.71      18.53        ---    ---         ---

Publicly-Traded MHC Institutions, Full
  Conversion Basis
  Averages                                 30.08x     99.64       21.89     103.82      32.73x      0.46   2.52       55.41
  Medians                                  32.95x     98.39       21.32     106.33      33.27x        --     --          --

Publicly-Traded MHC Institutions, Full
  Conversion Basis
ALLB  Alliance Bank MHC of PA (20.0)       32.80      93.62       23.90      93.62      33.15       0.36    1.18      39.13
BCSB  BCSB Bankcorp MHC of MD (36.4)        N.M.     104.51       12.26     107.60       N.M.       0.50    2.99         NM
GOV   Gouverneur Bcp MHC of NY(42.5)       36.11     102.52       31.88     102.52      36.93       0.26    1.60      59.09
GCBC  Green Co Bcrp MHC of NY (43.9)       20.06     106.33       21.32     106.33      19.82       0.84    2.55      50.60
JXSB  Jcksnville Bcp MHC of IL(46.8)       35.80      95.11       12.68     103.65      39.78       0.30    1.68      66.67
ONFC  Oneida Fincl MHC of NY (42.4)        23.96      93.30       19.02     108.32      27.23       0.38    3.17         NM
PBHC  Pathfinder BC MHC of NY (35.3)       24.58      95.68       13.30     106.50      33.40       0.41    2.32         NM
WCFB  Wbstr Cty Fed MHC of IA (39.0)       33.11      98.39       36.21      98.55      33.11       0.68    5.55         NM
WFD   Westfield Finl MHC of MA(46.5)       34.21     107.26       26.48     107.26      38.42       0.40    1.60      61.54


                                                                   Financial Characteristics(6)
                                                 ------------------------------------------------------------------
                                                                                       Reported            Core
                                                  Total     Equity/     NPAs/        ------------     -------------
Financial Institution                            Assets      Assets     Assets       ROA      ROE     ROA      ROE
---------------------                            ------      ------     ------       ---      ---     ---      ---
                                                 ($Mil)       (%)        (%)         (%)      (%)     (%)      (%)
Prudential Savings Bank
  Superrange                                     $  513      28.40       0.20        0.57     2.02    0.60     2.12
  Maximum                                        $  499      26.40       0.21        0.58     2.18    0.61     2.29
  Midpoint                                       $  487      24.57       0.21        0.58     2.36    0.61     2.48
  Minimum                                        $  475      22.65       0.22        0.58     2.58    0.61     2.71

All Public Companies(7)
  Averages                                        2,488      10.89       0.55        0.79     8.40    0.71     7.20
  Medians                                           ---        ---        ---         ---      ---     ---      ---

Publicly-Traded MHC Institutions, Full
  Conversion Basis
  Averages                                          427      21.95       0.70        0.72     3.21    0.68     2.97
  Medians                                            --         --         --          --       --      --       --

Publicly-Traded MHC Institutions, Full
  Conversion Basis
ALLB  Alliance Bank MHC of PA (20.0)                467      25.53       1.55        0.73     2.85    0.73     2.82
BCSB  BCSB Bankcorp MHC of MD (36.4)                804      11.73       0.17        0.17     1.26    0.16     1.20
GOV   Gouverneur Bcp MHC of NY(42.5)                116      31.10       0.86        0.92     2.85    0.90     2.79
GCBC  Green Co Bcrp MHC of NY (43.9)                317      20.05       0.14        1.10     5.39    1.11     5.46
JXSB  Jcksnville Bcp MHC of IL(46.8)                276      13.33       0.94        0.35     2.70    0.31     2.43
ONFC  Oneida Fincl MHC of NY (42.4)                 472      20.39       0.57        0.79     3.95    0.70     3.48
PBHC  Pathfinder BC MHC of NY (35.3)                326      13.90       1.06        0.56     3.85    0.41     2.83
WCFB  Wbstr Cty Fed MHC of IA (39.0)                128      36.80         NA        1.08     2.98    1.08     2.98
WFD   Westfield Finl MHC of MA(46.5)                941      24.69       0.31        0.76     3.04    0.68     2.71

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.

(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)   Indicated 12 month dividend, based on last quarterly dividend declared.

(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Board of Directors
November 19, 2004
Page 19

                                     Table 7
                              Public Market Pricing
                             Prudential Savings Bank
                             As of November 19, 2004
                  MHC Pricing - 45.00% Minority Stock Issuance

                                                    Fully Converted
                                                     Implied Value               Per Share
                                                 --------------------     ------------------------
                                                  Price/       Market     Core 12 Mo.  Book Value/
Financial Institution                            Share(1)       Value       EPS(2)        Share
---------------------                            --------       -----       ------        -----
                                                   ($)         ($Mil)        ($)           ($)
Prudential Savings Bank
  Superrange                                      $10.00       $125.64       $0.23        $6.94
  Maximum                                         $10.00       $109.25       $0.26        $7.40
  Midpoint                                        $10.00       $ 95.00       $0.29        $7.92
  Minimum                                         $10.00       $ 80.75       $0.34        $8.63

All Public Companies(7)
  Averages                                         22.42        387.60        1.00        14.04
  Medians                                            ---           ---         ---          ---

Comparable Group Averages
  Averages                                        $20.13       $ 34.64       $0.51        $9.38
  Medians                                             --            --          --           --

Comparable Group
ALLB  Alliance Bank MHC of PA (20.0)               30.50         20.98        0.69        10.18
BCSB  BCSB Bankcorp MHC of MD (36.4)               16.70         35.80        0.10         6.84
GOV   Gouverneur Bcp MHC of NY(42.5)               16.25         15.78        0.35         7.82
GCBC  Green Co Bcrp MHC of NY (43.9)               32.90         29.68        1.49        15.06
JXSB  Jcksnville Bcp MHC of IL(46.8)               17.90         16.34        0.36        10.62
ONFC  Oneida Fincl MHC of NY (42.4)                11.98         38.07        0.38         6.91
PBHC  Pathfinder BC MHC of NY (35.3)               17.70         15.31        0.42         8.66
WCFB  Wbstr Cty Fed MHC of IA (39.0)               12.25         18.03        0.30         6.03
WFD   Westfield Finl MHC of MA(46.5)               24.97        121.78        0.53        12.30

                                                                                                        Dividends(4)
                                                         Pricing Ratios(3)                     ------------------------------
                                             --------------------------------------------      Amount/                Payout
Financial Institution                         P/E      P/B       P/A      P/TB     P/Core       Share      Yield     Ratio(5)
---------------------                         ---      ---       ---      ----     ------       -----      -----     --------
                                              (x)      (%)       (%)      (%)        (x)         ($)        (%)         (%)
Prudential Savings Bank
  Superrange                                 46.80    144.02    27.63    144.02     44.35       $0.00       0.00%       0.00%
  Maximum                                    41.14    135.18    24.37    135.18     38.97       $0.00       0.00%       0.00%
  Midpoint                                   36.12    126.27    21.46    126.27     34.20       $0.00       0.00%       0.00%
  Minimum                                    31.00    115.94    18.47    115.94     29.34       $0.00       0.00%       0.00%

All Public Companies(7)
  Averages                                   18.45    163.04    17.84    177.19     19.91        0.47       2.09       35.27
  Medians                                    17.39    153.06    15.41    166.71     18.53         ---        ---         ---

Comparable Group Averages
  Averages                                   35.59x   213.61    25.07    231.82     39.19x       0.46       2.52       22.25
  Medians                                    40.83x   204.39    23.76    218.46     42.14x         --         --          --

Comparable Group
ALLB  Alliance Bank MHC of PA (20.0)         43.57    299.61    27.42    299.61     44.20        0.36       1.18       10.43
BCSB  BCSB Bankcorp MHC of MD (36.4)          N.M.    244.15    13.14    261.76      N.M.        0.50       2.99          NM
GOV   Gouverneur Bcp MHC of NY(42.5)         45.14    207.80    37.84    207.80     46.43        0.26       1.60       31.60
GCBC  Green Co Bcrp MHC of NY (43.9)         22.38    218.46    23.76    218.46     22.08        0.84       2.55       24.73
JXSB  Jcksnville Bcp MHC of IL(46.8)          N.M.    168.55    13.46    197.35      N.M.        0.30       1.68          NM
ONFC  Oneida Fincl MHC of NY (42.4)          27.23    173.37    21.00    233.53     31.53        0.38       3.17          NM
PBHC  Pathfinder BC MHC of NY (35.3)         29.02    204.39    14.36    261.06     42.14        0.41       2.32          NM
WCFB  Wbstr Cty Fed MHC of IA (39.0)         40.83    203.15    44.69    203.83     40.83        0.68       5.55          NM
WFD   Westfield Finl MHC of MA(46.5)         40.93    203.01    29.97    203.01     47.11        0.40       1.60          NM

                                                                   Financial Characteristics(6)
                                             ----------------------------------------------------------------
                                                                                 Reported            Core
                                              Total    Equity/     NPAs/      --------------     ------------     Offering
Financial Institution                        Assets     Assets    Assets      ROA        ROE     ROA      ROE       Size
---------------------                        ------     ------    ------      ---        ---     ---      ---       ----
                                             ($Mil)      (%)        (%)       (%)        (%)     (%)      (%)      ($Mil)
Prudential Savings Bank
  Superrange                                 $  455     19.18       0.23      0.59       3.08    0.62     3.25     56.54
  Maximum                                    $  448     18.03       0.23      0.59       3.29    0.63     3.47     49.16
  Midpoint                                   $  443     16.99       0.23      0.59       3.50    0.63     3.69     42.75
  Minimum                                    $  437     15.93       0.23      0.60       3.74    0.63     3.95     36.34

All Public Companies(7)
  Averages                                    2,488     10.89       0.55      0.79       8.40    0.71     7.20
  Medians                                       ---       ---        ---       ---        ---     ---      ---

Comparable Group Averages
  Averages                                      382     11.95       0.70      0.68       5.57    0.63     5.09
  Medians                                        --        --         --        --         --      --       --

Comparable Group
ALLB  Alliance Bank MHC of PA (20.0)            383      9.15       1.55      0.63       6.84    0.63     6.74
BCSB  BCSB Bankcorp MHC of MD (36.4)            750      5.38       0.17      0.09       1.47    0.09     1.33
GOV   Gouverneur Bcp MHC of NY(42.5)             98     18.21       0.86      0.88       4.64    0.85     4.51
GCBC  Green Co Bcrp MHC of NY (43.9)            285     10.88       0.14      1.10      10.12    1.11    10.26
JXSB  Jcksnville Bcp MHC of IL(46.8)            260      7.99       0.94      0.30       3.97    0.27     3.48
ONFC  Oneida Fincl MHC of NY (42.4)             427     12.11       0.57      0.77       6.54    0.67     5.65
PBHC  Pathfinder BC MHC of NY (35.3)            302      7.03       1.06      0.51       6.88    0.35     4.74
WCFB  Wbstr Cty Fed MHC of IA (39.0)            103     22.00         NA      1.08       4.99    1.08     4.99
WFD   Westfield Finl MHC of MA(46.5)            831     14.76       0.31      0.72       4.69    0.63     4.08

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.

(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)   Indicated 12 month dividend, based on last quarterly dividend declared.

(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.